Exhibit 10.2

TRANSITION SERVICES AGREEMENT

by and between

MURPHY OIL CORPORATION

and

MURPHY USA INC.

Dated as of August 30, 2013

TABLE OF CONTENTS

Page
ARTICLE 1
DEFINITIONS
Section 1.01. Definitions	1
ARTICLE 2
PURCHASE AND SALE OF SERVICES
Section 2.01. Purchase and Sale of Services	5
Section 2.02. Third Party Licenses and Consents	6
Section 2.03. Third Party Providers	6
Section 2.04. Cooperation	7
ARTICLE 3
SERVICE COSTS; OTHER CHARGES
Section 3.01. Service Costs Generally	7
Section 3.02. Taxes	7
Section 3.03. Invoicing and Settlement	8
ARTICLE 4
THE SERVICES
Section 4.01. Standards of Service	8
Section 4.02. Changes to Services	9
Section 4.03. Management of Services By Provider	9
Section 4.04. Liaisons	9
ARTICLE 5
DISCLAIMER, LIABILITY AND INDEMNIFICATION
Section 5.01. Exclusion Of Warranties	10
Section 5.02. Limitation of Liability	10
Section 5.03. Indemnification of Provider by Recipient	11
Section 5.04. Indemnification of Recipient by Provider	11
Section 5.05. Indemnification as Exclusive Remedy	11
Section 5.06. Conduct of Proceedings	12
ARTICLE 6
TERM AND TERMINATION
Section 6.01. Term	12

i

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of August 30, 2013 by and between Murphy Oil Corporation, a Delaware corporation (“Murphy Oil”) and Murphy USA Inc., a Delaware corporation (“Murphy USA”).

RECITALS

WHEREAS, Murphy Oil and Murphy USA have entered into a Separation and Distribution Agreement dated as of August 30, 2013 (as amended from time to time, the “Separation and Distribution Agreement”) providing for the distribution by Murphy Oil to its shareholders of all of the common stock of Murphy USA; and

WHEREAS, the Separation and Distribution contemplates that the parties hereto will enter into this Agreement, pursuant to which Murphy Oil will provide, or cause to be provided, certain services to Murphy USA (and if requested, one or more of its Subsidiaries) and Murphy USA will provide, or cause to be provided, certain services to Murphy Oil (and if requested, one or more of its Subsidiaries), on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and permitted assigns, hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  (a)  Any capitalized term that is used herein but not defined herein shall have the meaning assigned to such term in the Separation and Distribution Agreement.

(b)      As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled”

have meanings correlative to the foregoing.  Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), no member of the Murphy Oil Group, on the one hand, and no member of the Murphy USA Group, on the other hand, shall be deemed to be an Affiliate of the other.

 “Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Change of Control” means, with respect to Murphy Oil or Murphy USA, the occurrence of any of the following: (i) a “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes a beneficial owner, directly or indirectly, of equity representing fifty percent (50%) or more of the total voting power of Murphy Oil’s or Murphy USA’s, as applicable, then outstanding equity capital; (ii) such entity merges into, is consolidated with or effects an amalgamation with another Person, or merges another Person into such entity, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving Person immediately after such merger, consolidation or amalgamation is represented by equity held directly or indirectly by former equityholders of (and in respect of their former equity holdings in) such entity immediately prior to such merger, consolidation or amalgamation; and (iii) such entity directly or indirectly sells, transfers or exchanges all, or substantially all, of its assets to another Person unless at least fifty percent (50%) of the total voting power of the transferee is directly or indirectly owned by the equityholders of Murphy Oil or Murphy USA, as applicable, in respect of their former equity holdings in Murphy Oil or Murphy USA immediately prior to transfer; provided that in no event shall the consummation, execution or closing of the Spin-Off constitute a Change of Control with respect to Murphy Oil or Murphy USA.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.

“Employee Costs” means with respect to the provision of the applicable Service by any employee, the product of (i) the hours attributable to the Service, (ii) such employee’s Hourly Rate and (iii) the Intercompany Charge-Out Rate applicable to such employee.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party (or any of their Affiliates).

“Group” means, as the context requires, the Murphy USA Group or the Murphy Oil Group.

“Hourly Rate” means, (i) with respect to any salaried employee, (A) such employee’s annual salary as of the Distribution Date (or if such employee was not employed by the Provider or an Affiliate as of the Distribution Date, as of such employee’s initial hiring by the Provider or an Affiliate) divided by (B) 1800 and (ii) with respect to any hourly employee, such employee’s hourly (non-overtime) wage rate (regardless of whether any applicable hours providing Services are worked on an overtime basis) as of the Distribution Date (or if such employee was not employed by the Provider or an Affiliate as of the Distribution Date, as of such employee’s initial hiring by the Provider or an Affiliate).

“Insolvency Event” means with respect to either party, as applicable, (i) the making by such party of any assignment for the benefit of creditors of all or substantially all of its assets or the admission by such party in writing of its inability to pay all or substantially all of its debts as they become due; (ii) the adjudication of such party as bankrupt or insolvent or the filing by such party of a petition or application to any tribunal for the appointment of a trustee or receiver for such party or any substantial part of the assets of such party; or (iii) the commencement of any voluntary or involuntary bankruptcy proceedings (and, with respect to involuntary bankruptcy proceedings, the failure of such proceedings to be discharged within 60 days), reorganization proceedings or similar proceeding with respect to such party or the entry of an order appointing a trustee or receiver or approving a petition in any such proceeding.

“Intercompany Charge-Out Rate” means with respect to any employee, Provider’s departmental charge rate applicable to such employee as of the Distribution Date (or, if such employee was not employed by the Provider or an Affiliate as of the Distribution Date, the charge rate that would have been applicable to such employee on the Distribution Date if he or she had been an employee on such date).

“Murphy Oil Entity” means any member of the Murphy Oil Group.

“Murphy Oil Group” means Murphy Oil and its Subsidiaries (other than any member of the Murphy USA Group), including all predecessors to such Persons.

“Murphy Oil Systems” means any computer hardware or software program or routine or part thereof owned, licensed or provided by any Murphy Oil Entity or any of their suppliers on any Murphy Oil Entity’s behalf, each as modified, maintained or enhanced from time to time by any Murphy Oil Entity, any Murphy USA Entity or any third party.

“Murphy USA Entity” means any member of the Murphy USA Group.

“Murphy USA Group” means Murphy USA and its Subsidiaries as of (and, except where the context clearly indicates otherwise, after) the Distribution Time and after giving effect to the Restructuring, including all predecessors to such Persons.

“Murphy USA Systems” means any computer hardware or software program or routine or part thereof owned, licensed or provided by any Murphy USA Entity or any of their suppliers on any Murphy USA Entity’s behalf, each as modified, maintained or enhanced from time to time by any Murphy USA Entity, any Murphy Oil Entity or any third party.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Provider Group” means, as the context requires, the Murphy Oil Group, in the case of Services to be provided by Murphy Oil, or the Murphy USA Group, in the case of Services to be provided by Murphy USA.

“Recipient Entity” means any member of the Recipient Group.

“Recipient Group” means, as the context requires, the Murphy Oil Group, in the case of Services to be received by the Murphy Oil Group, or the Murphy USA Group, in the case of Services to be received by the Murphy USA Group.

“Schedule” means a Schedule attached hereto forming part of this Agreement.

“Service Costs” means the sum of the Provider Group’s (i) reasonable actual out-of-pocket costs attributable to the provision of the applicable Service and (ii) Provider’s Employee Costs.  For purposes of clause (i), and without limitation, the parties agree that such costs with respect to any given good or service will be considered reasonable if the relevant out-of-pocket cost for such good or service either (x) do not exceed the comparable cost being paid by

Provider or an Affiliate for such good or service prior to the Distribution Time or (y) do not exceed the cost being paid by Provider or an Affiliate for such good or service being rendered to Provider or its Affiliates not in connection with the provision of the Services.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

 “Systems” means the Murphy Oil Systems or the Murphy USA Systems, individually, or the Murphy Oil Systems and the Murphy USA Systems, collectively, as the context may indicate or require.

(c)      Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Actions	5.03
Agreement	Preamble
Baseline Period	4.01(a)
Confidential Information	7.01
force majeure	8.03
Invoice Date	3.03(a)
Liaison	4.04(a)
Murphy Oil	Preamble
Murphy USA	Preamble
Payment Date	3.03(b)
Provider	2.01(a)
Provider Indemnified Person	5.02
Recipient	2.01(a)
Recipient Indemnified Person	5.04
Separation and Distribution Agreement	Recitals
Services	2.01(a)

ARTICLE 2
Purchase And Sale Of Services

Section 2.01.  Purchase and Sale of Services. (a) On the terms and subject to the conditions of this Agreement and in consideration of the payment of the Service Costs in accordance with Section 3.01, after the Distribution Time each of Murphy Oil and Murphy USA (each in its capacity as a provider of Services, “Provider”) agrees to provide to the other party (in its capacity as a recipient of Services, “Recipient”), or procure the provision to Recipient of, and Recipient agrees to purchase from Provider, the transition services set forth on Schedule A as Services to be provided by the relevant Provider (the “Services”).

(b)      It is understood that (i) the Services to be provided to Recipient under this Agreement shall, at Recipient’s request, be provided to any Person that is a Subsidiary of Recipient (and to the extent Services are so provided, references to “Recipient” (and related references) shall be construed accordingly as the context requires) and (ii) Provider may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Affiliates to provide or procure such Services (and, to the extent Services are so provided, references to “Provider” (and related references) shall be construed accordingly as the context requires), which Affiliates it may change at its discretion from time to time; provided that Provider shall remain responsible for the performance of such Affiliates.  With respect to Services provided to, or procured on behalf of, any Subsidiary of Recipient, Recipient agrees to pay on behalf of such Subsidiary, or cause such Subsidiary to pay, all amounts payable by or in respect of such Services pursuant to this Agreement.

(c)      Except for the Services expressly contemplated to be provided in accordance with this Section 2.01, Provider shall have no obligation under this Agreement to provide any services to the Recipient Group.  Provider agrees to consider in good faith any requests by Recipient for the provision of any additional services.  Any such additional services that Provider agrees to provide will be on such terms and conditions (including pricing) as the parties shall mutually and reasonably agree.

Section 2.02.  Third Party Licenses and Consents.  Provider and Recipient shall use commercially reasonable efforts to obtain, and to keep and maintain in effect, all governmental or third party licenses and consents required for the provision of any Service by Provider in accordance with the terms of this Agreement; provided that if Provider is unable to obtain any such license or consent, Provider shall promptly notify Recipient in writing and shall, and shall cause its Affiliates to, use commercially reasonable efforts to implement an appropriate alternative arrangement.  The costs relating to obtaining any such licenses or consents shall be borne by Recipient; provided that Provider shall not incur any such costs without the prior written consent of Recipient.  If any such license, consent or alternative arrangement is not available despite the commercially reasonable efforts of Provider and its Affiliates or as a result of Recipient failing to consent to the incurrence of costs relating to obtaining any such license or consent, Provider shall not be required to provide the affected Services.

Section 2.03.  Third Party Providers.  If Provider receives written notice from any third party service provider that such Person intends to terminate a service pursuant to which Provider provides a Service to Recipient, then Provider shall provide a copy of such written notice to Recipient and shall use commercially reasonable efforts to secure the continued provision of that service from such third party or an alternative service provider.  If Provider is unable to secure the continued provision of that service from such third party or an alternative service provider, Provider shall not be required to provide the affected Service.

Section 2.04.  Cooperation.  Provider and Recipient agree to cooperate in providing for an orderly transition of Services, including Services terminated pursuant to Section 6.02, to Recipient or a successor service provider designated by Recipient.  Such cooperation shall be subject to the provisions hereof relating to the provision of Services including that Recipient shall pay to Provider the Service Costs related thereto.

ARTICLE 3
Service Costs; Other Charges

Section 3.01.  Service Costs Generally.  Unless the applicable Schedule hereto expressly provides otherwise (in which event the parties agree to the costs set forth therein) or the parties agree in writing to a different arrangement, for each period in which Recipient receives a Service hereunder, Recipient shall pay Provider the Service Costs for the applicable Service. In the case of a termination of any or all Services prior to the End Date (other than (x) a termination under Section 6.02(c) or (y) a termination under Section 6.02(f) arising from Provider suffering an Insolvency Event), (i) Recipient shall continue to be responsible for the reasonable out-of-pocket costs associated with such Services until the End Date, (ii) Provider shall use reasonable efforts to eliminate such costs referenced in clause (i) as soon as possible and (iii) until such costs referenced in clause (i) are eliminated they will be treated as Service Costs relating to Services provided prior to termination and may be invoiced as incurred.  Provider may not rely on the prior sentence with respect to the costs for a given contract if the contract was entered into in connection with providing the Services and the term of the contract was more than three months unless Recipient approved Provider entering into such contract.

Section 3.02.  Taxes.  (a)  Recipient shall pay all applicable sales or use taxes incurred with respect to provision of the Services.  Such taxes shall be incremental to other payments or charges identified in this Agreement.

(b)      All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by Applicable Law, in which event the amount of the payment due from the party required to make such payment (other than amounts of interest) shall be increased to an amount which after any withholding or deduction leaves an amount equal to the payment which would have been due if no such deduction or withholding had been required.

Section 3.03.  Invoicing and Settlement.  (a) Unless any Schedule hereto indicates otherwise or the parties agree in writing to a different arrangement, Provider shall invoice or notify in writing the Recipient on a monthly basis (not later than 30 days after the end of each month) for the charges for Services hereunder for the prior month (the date of delivery of such invoice, the “Invoice Date”).

(b)      Recipient agrees to pay on or before the date (each, a “Payment Date”) that is 30 days after the Invoice Date by wire transfer of immediately available funds payable to the order of Provider to such account(s) designated by Provider all amounts invoiced by Provider pursuant to Section 3.03(a), except for any portion of those amounts reasonably disputed in good faith.  Payment for amounts reasonably disputed in good faith for any Services may be withheld beyond their due date by Recipient until such dispute is resolved pursuant to Section 4.04, in which event the relevant payment shall include interest at the Interest Rate from the date that is 15 days after the original relevant Payment Date to the actual payment date.  In the event of any overpayments by Recipient, Provider agrees to promptly refund any such overpaid amount to Recipient no later than 15 days from the date it is determined that there has been an overpayment.

ARTICLE 4
The Services

Section 4.01.  Standards of Service.  (a) The level or volume of any specific Service required to be provided to Recipient hereunder shall be at a level or volume consistent in all material respects with the level or volume, as the case may be, of such specific Service as utilized by the Recipient Group during the twelve month period prior to the Distribution Time (the “Baseline Period”).  Provider agrees to consider in good faith any requests by Recipient to modify the level or volume of any specific Service.  Any modification to which Provider agrees will be on such terms and conditions (including pricing) as the parties shall mutually and reasonably agree.

(b)      The manner, nature, quality and standard of care applicable to the delivery by Provider of the Services hereunder shall be substantially the same as that of similar services which Provider provided to the Recipient Group during the Baseline Period.

(c)      Provider shall have no obligation to provide any Services hereunder in respect of any business, assets or properties not forming part of the Recipient Group’s business as of the Distribution Time.  Provider agrees to consider in good faith any requests by Recipient for the provision of any additional services that Recipient considers are reasonably necessary to accommodate normal growth in Recipient’s business.  Any such additional services to which Provider agrees will be on such terms and conditions (including pricing) as the parties shall mutually and reasonably agree.

Section 4.02.  Changes to Services.  It is understood and agreed that Provider may from time to time modify or change the manner, nature, quality and/or standard of care of any Service provided to Recipient to the extent Provider is making a similar change in the performance of such services for the Provider and its Affiliates and provided that any such modification, change or enhancement will not reasonably be expected to materially affect such Service.  Provider shall furnish to Recipient substantially the same notice (in content and timing), if any, as Provider furnishes to its own organization with respect to such modifications or changes.

Section 4.03.  Management of Services By Provider.  Except as may otherwise be expressly provided in this Agreement, the management of and control over the provision of the Services by Provider shall reside solely with Provider and notwithstanding anything to the contrary Provider shall be permitted to choose the personnel, methodology, systems, applications and third party providers it utilizes in the provision of such Services; provided that Provider shall remain responsible for the performance of the Services in accordance with this Agreement.  The provision, use of and access to the Services shall be subject to (i) Provider’s business, operational and technical environment, standards, policies and procedures as in effect from time to time, (ii) Applicable Law and (iii) the terms of this Agreement.

Section 4.04.  Liaisons.  (a)  Each party shall designate one representative to act as such party’s primary contact person in connection with the Services (each, a “Liaison”) and each party may also designate a separate liaison for each Service provided hereunder (who shall act as such party’s primary contact person in connection with the applicable Service).  The Liaisons will oversee the implementation and ongoing operation of this Agreement and shall attempt in good faith to resolve disputes between the parties.  The parties have designated their respective initial Liaisons and provided contact information therefor on Schedule B.  The parties shall ensure that their respective Liaisons shall meet in person or telephonically at such times as are reasonably requested by Provider or Recipient to review and discuss the status of, and any issues arising in connection with, the Services or this Agreement.  Each party may re-designate its Liaison from time to time; provided that it shall notify the other party in writing of the name and contact information for the newly designated Liaison in accordance with Section 8.05.

(b)      If the Liaisons are unable to make a decision, resolve a dispute or agree upon any necessary action, the unresolved matter shall be referred to the senior legal officer of each of Murphy Oil and Murphy USA notified to the other party for such purpose from time to time, who shall attempt in good faith within a period of 14 days to conclusively resolve any such matter.  If such senior legal officers of the parties are unable to resolve the dispute within 30 days from the date such dispute was submitted for consideration or such longer period as the parties may agree, either party may pursue its remedies under Section 8.07.

ARTICLE 5
Disclaimer, Liability And Indemnification

Section 5.01.  EXCLUSION OF WARRANTIES.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES ARE PROVIDED “AS-IS” WITH NO WARRANTIES, AND PROVIDER EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

Section 5.02. Limitation of Liability.  (a) Recipient agrees that, except for the indemnity obligation set forth in Section 5.04, none of the Provider or its Affiliates or any of its or their respective directors, officers, agents, consultants, representatives and/or employees (each, a “Provider Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Recipient Entity or any other Person for or in connection with the Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of a Provider Indemnified Person in connection with any such Services or the transactions contemplated hereby, except to the extent any damages have resulted from such Provider Indemnified Person’s gross negligence or willful misconduct in connection with any such Services, actions or inactions.

(b)      Notwithstanding the provisions of Section 5.02(a), no Provider Indemnified Person or Recipient Indemnified Person shall be liable for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform Provider’s or Recipient’s obligations under this Agreement, as applicable, except to the extent the same are payable by a party or its Affiliates to an unaffiliated third party in respect of a claim by such third party and are covered by the other party’s indemnification obligations hereunder. This disclaimer applies without limitation (i) to claims arising from the provision of the Services or any failure or delay in connection therewith, (ii) to claims for lost profits or opportunities, (iii) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise, and (iv) regardless of whether such damages are foreseeable or whether Provider or Recipient, as applicable, or any of its Affiliates has been advised of the possibility of such damages.

(c)      In addition to the foregoing, each party hereto agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its damages and those of its Affiliates, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other party to comply fully with its obligations under this Agreement.

Section 5.03. Indemnification of Provider by Recipient.  Recipient agrees to indemnify and hold harmless each Provider Indemnified Person from and against any damages, and to reimburse each Provider Indemnified Person for all costs, damages, liabilities and fees and expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending any Action) (collectively, “Losses”) incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Provider Indemnified Person is a party (collectively, “Actions”), arising out of or in connection with Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of any Provider Indemnified Person in connection with any such Services or transactions; provided that Recipient shall not be responsible for any Losses of any Provider Indemnified Person to the extent such Losses have resulted from such Provider Indemnified Person’s gross negligence or willful misconduct in connection with any of such Services, actions or inactions.

Section 5.04. Indemnification of Recipient by Provider.  Provider agrees to indemnify and hold harmless the Recipient, each of its Affiliates and its and their respective directors, officers, agents, consultants, representatives and/or employees (each, a “Recipient Indemnified Person”) from and against any Losses incurred (including in investigating, preparing, or defending any Action) to the extent such Losses have arisen out of the gross negligence or willful misconduct of any Provider Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

Section 5.05.  Indemnification as Exclusive Remedy.  Without limitation to the termination rights provided under Sections 6.02(b) and 6.02(c) or to the rights under Section 8.08, the indemnification provisions of this Article 5 shall be the exclusive remedy for money damages for breach of this Agreement and any matters relating to this Agreement.

Section 5.06.  Conduct of Proceedings.  Any proceedings relating to indemnification under Section 5.03 or 5.04 shall be conducted in accordance with the procedures set forth in Section 6.04 of the Separation and Distribution Agreement.

ARTICLE 6
Term and Termination

Section 6.01. Term.  Except as otherwise provided in this Article 6 or Section 8.03, the term of this Agreement with respect to each Service shall commence as of the Distribution Time, and shall cease on the earlier of (i) the date set forth in respect of such Service on the applicable Schedule hereto, (ii) the date that is 18 months after the Distribution Time (the “End Date,” unless extended pursuant to the proviso below) or (iii) such earlier date as determined in accordance with Section 6.02; provided that upon giving prior written notice to Provider at least 30 days prior to the then-applicable End Date, Recipient may extend the End Date until a date that is no more than 24 months after the Distribution Time.  This Agreement shall terminate in its entirety upon the expiration of the terms (as determined pursuant to the preceding sentence) of all Services; provided that the provisions of Articles 3, 5, 6 and 8 and Sections 7.01 and 7.02 shall survive any such termination indefinitely.

Section 6.02. Termination. (a) Recipient may from time to time terminate this Agreement with respect to one or more of the Services it receives, in whole or in part, upon giving at least 30 days’ prior notice to Provider.

(b)      Provider may terminate any Service or any part thereof it provides at any time if Recipient shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Provider has notified Recipient in writing of such failure and such failure (i) shall have continued uncured for a period of 30 days after receipt by Recipient of written notice of such failure or (ii) is incapable of remedy.  For the avoidance of doubt, the failure by Recipient to pay the full amount of any invoiced amount when due shall be considered a breach of Recipient’s material obligations under this Agreement, unless such failure to pay results from a good faith dispute in accordance with and subject to Section 3.03(b).

(c)      Recipient may terminate any Service it receives as provided in the applicable Schedule or at any time if Provider shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Recipient has notified Provider in writing of such failure, and such failure (i) shall have continued for a period of 30 days after receipt by Provider of written notice of such failure or (ii) is incapable of remedy.

(d)      At any time following announcement of a transaction involving a Change of Control of Recipient, Provider may elect, by delivery of notice in writing to Recipient, to terminate any or all Services hereunder, such termination to take effect on the date or dates specified by Provider in such notice; provided that without the written consent of Recipient, no such termination of Service shall occur prior to the closing of such Change of Control transaction.

(e)      Upon completion of the sale or other disposition of any portion of the Recipient Group’s business, assets or properties, Provider’s obligation to provide any Service in respect of the business, assets or properties so disposed shall terminate automatically and without any notice or other action by Provider, and the aggregate level or volume of such Service required to be provided to the Recipient (and, in the case of a Service, if any, for which the cost is not the Service Cost, the service costs payable by Recipient) in respect thereof shall be reduced appropriately; provided that Provider’s obligation hereunder (if any) to provide Services relating to reporting obligations in respect of such disposed business, assets or properties shall, to the extent related to the period prior to such disposition, not so terminate but, except as the parties may otherwise agree, shall continue until the time they would have terminated absent this Section 6.02(e).

(f)      Either party may terminate this Agreement at any time with immediate effect upon serving written notice upon the other party if the other party suffers an Insolvency Event.

(g)      For the avoidance of doubt, any notice of termination under this Section 6.02 shall be delivered in accordance with Section 8.05.

Section 6.03. Effect of Termination.  (a) Other than as required by Applicable Law, upon termination of any Service pursuant to Section 6.02, Provider shall have no further obligation to provide the terminated Service and Recipient shall have no obligation to pay any fees relating to such Services; provided that, notwithstanding such termination, (i) Recipient shall remain liable to Provider for Service Costs and other fees owed and payable in respect of Services provided prior to the effective date of the termination and (ii) Recipient shall be responsible for the costs referred to in the second sentence to Section 3.01 to the extent set forth therein.

(b)      Termination of this Agreement as provided for herein shall not prejudice or affect any rights or remedies which shall have accrued to either party, a Recipient Indemnified Person or a Provider Indemnified Person in respect of Services provided or to have been provided prior to termination.

ARTICLE 7
Additional Agreements

Section 7.01.  Confidential Information.  (a) The parties hereby covenant and agree to keep, and to cause its Affiliates to keep, confidential all Confidential Information relating to the other party or any of such other party’s Affiliates.  Without limiting the generality of the foregoing, each party shall, and shall cause its Affiliates and its and their employees and agents to, exercise the same level of care with respect to Confidential Information relating to the other party or any of its Affiliates as it would with respect to proprietary information, materials and processes relating to itself or any of its Affiliates.  “Confidential Information” shall mean all confidential and proprietary information, materials and processes relating to a party or any Affiliate of such party obtained by the other party or any Affiliate of such other party at any time (whether prior to or after the date hereof) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) to the extent arising out of the rendering or receipt of Services hereunder (or preparations for the same or for the termination thereof) and shall include, but not be limited to, economic and business information or data, business plans, computer software and information relating to employees, vendors, customers, products, financial performance and projections, processes, strategies and systems but shall not include (i) information of the other party or its Affiliates which is or becomes generally available to the public other than by release in violation of the provisions of this Section 7.01(a), (ii) information of the other party or its Affiliates which is or becomes available on a non-confidential basis to a party from a source other than the other party or its Affiliates, provided the party in question reasonably believes that such source is not or was not bound by an obligation to the other party or one of its Affiliates to hold such information confidential and (iii) information developed independently by a party or its Affiliates without use or reference to otherwise Confidential Information of the other party or its Affiliates.  Except with the prior written consent of the other party, each party will, and will cause its Affiliates to, use the other party’s and its Affiliates’ Confidential Information only in connection with the performance of its obligations hereunder and each party shall, and shall cause its Affiliates to, use commercially reasonable efforts to restrict access to the other party’s and its Affiliates’ Confidential Information to those employees of such party and its Affiliates requiring access for the purpose of providing or receiving Services hereunder.  Notwithstanding any provision of this Section 7.01(a) to the contrary, a party may disclose such portion of the Confidential Information relating to the other party or its Affiliates to the extent, but only to the extent, the disclosing party reasonably believes that such disclosure is required under Applicable Law or the rules of a Governmental Authority; provided that if permissible under Applicable Law and practicable, the disclosing party shall first notify the other party hereto of such requirement and allow such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure.  The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 7.01(a) and that the non-breaching party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach of this Section 7.01(a).  In the event that a party learns or has reason to believe that Confidential Information of the other party or its Affiliates has been disclosed or accessed by an unauthorized Person, such party will immediately give notice of such event to its Liaison at the other party.

(b)      Upon the termination of this Agreement, except to the extent otherwise required by Applicable Law and/or its internal policies and procedures, each party shall, at its election, promptly return to the other party or destroy all Confidential Information of the other received under or pursuant to the performance of this Agreement (including, to the extent practicable, all copies (in any and all media) and summaries thereof) that is within the such party’s or its Affiliates’ possession, power, custody or control; provided that any Confidential Information retained by such party or its Affiliates has shall continue to be subject to Section 7.01(a).  Promptly upon the request of a party, the other party shall confirm in writing to such first party that it has complied with this Section 7.01(b).

Section 7.02.  Ownership of Assets.  (a) Murphy Oil Systems and any and all enhancements thereof or improvements thereto are and shall remain the sole exclusive property of the Murphy Oil Entities and/or its Affiliates and/or its or their suppliers as applicable.

(b)      Murphy USA Systems and any and all enhancements thereof or improvements thereto are and shall remain the sole exclusive property of the Murphy USA Entities and/or its Affiliates and/or its or their suppliers as applicable.

(c)      With respect to any Systems that a Murphy Oil Entity, a Murphy USA Entity, or any of their respective Affiliates, as applicable, is required to maintain or enhance hereunder, as between the Murphy Oil Entities and the Murphy USA Entities, all right, title and interest in and to such enhancements and any related documentation, whether created by the party that provides the Service or any employee, contractor, Affiliate or supplier on such party’s behalf, shall be owned exclusively by and vested exclusively in the party or its Group member by whom the applicable System is owned, licensed or provided.

(d)      As between any Murphy Oil Entity, on the one hand, and any Murphy USA Entity, on the other hand, all right, title and interest in and to all data processed hereunder shall be owned exclusively by the Murphy Oil Entity or the Murphy USA Entity that originally supplied it to the other, provided that all data created hereunder in connection with the delivery of any Service to Recipient or otherwise on behalf of Recipient shall be owned exclusively by Recipient.  Each of Murphy Oil and Murphy USA hereby assign to the other, and shall cause any of its respective employees, contractors, Affiliates, suppliers or third parties performing Services on its behalf pursuant to this Agreement to assign to the other, as applicable, all right, title and interest that any Murphy Oil Entity or any Murphy USA Entity, as applicable, may have in the other’s or its Affiliates’ data acquired hereunder.

Section 7.03.  Security.  Each party, its Affiliates and their respective employees, authorized agents and subcontractors shall only use or access such other party’s and its Affiliates’ Systems, premises or data to the extent such Person is authorized by the other party or pursuant to the terms hereof.  Each party, its Affiliates and their employees, authorized agents and subcontractors shall comply with the other party’s and its Affiliates’ policies and procedures in relation to the use and access of the other party’s and its Affiliates’ Systems provided that they do not conflict with the terms of this Agreement; provided that to the extent such policies and procedures of Recipient make the provision of a given Service impracticable, Provider will be relieved of the obligation to provide such Service; provided further that Provider will give reasonable advance notice prior to terminating any Services pursuant to the preceding proviso.

Section 7.04.  Access to Information and Audit.  Subject to Applicable Law, Recipient shall, and shall cause its Affiliates to, with respect to any Service during the term of such Service, upon reasonable advance notice, afford Provider and its representatives reasonable access, during normal business hours, to the employees, properties, books and records and other documents that are reasonably requested in connection with the provision and receipt of such Service hereunder.  Recipient or its representatives shall have reasonable access, after requesting such access in writing in advance, during normal business hours to such records for the purpose of auditing and verifying the accuracy of the invoices submitted regarding such amounts due.  Any such audits performed by or on behalf of Recipient shall be at Recipient’s sole cost and expense.  Recipient shall have the right to audit Provider’s books for a period of one (1) year after the month in which the Services were rendered, except in those circumstances where contracts by Provider or any of its Affiliates with third parties limit the audit period to less than one year.

Section 7.05.  Compliance with Applicable Law.  Each party shall (and shall cause its Affiliates to) at all times fully comply with all Applicable Law to which such party and its Affiliates (to the extent such Affiliates are engaged in the receipt or provision of Services) is subject in connection with the receipt or provision of Services hereunder, as applicable.

Section 7.06.  Labor Matters.  All labor matters relating to employees of Provider and its Affiliates (including, without limitation, employees involved in the provision of Services to Recipient or any of its Affiliates) shall be within the exclusive control of Provider, and Recipient shall not take any action affecting such matters.  Nothing in this Agreement is intended to transfer the employment of employees engaged in the provision of any Service from one party or its Affiliates to the other or its Affiliates.  All employees and representatives of a party and any of its Affiliates will be deemed for all compensation, employee benefits, tax and social security contribution purposes to be employees or representatives of such party or its Affiliates (or their subcontractors) and not employees or representatives of the other party or any of its Affiliates (or their subcontractors).  In providing the Services, such employees and representatives of Provider and its Affiliates (or their subcontractors) will be under the direction, control and supervision of Provider or its Affiliates (or their subcontractors) and not of Recipient or its Affiliates.

Section 7.07.  Record Retention.  Each party shall take reasonable steps to preserve and maintain complete and accurate accounts, books, and records of and supporting documentation relating to the Services provided hereunder, which records shall be retained by such party and/or its Affiliates for the period of time specified in such party’s record retention policies and procedures (which shall comply with Applicable Law).

ARTICLE 8
Miscellaneous

Section 8.01. No Agency; Independent Contractor Status.  Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.  The parties hereto acknowledge and agree that Provider is an independent contractor in the performance of each and every part of this Agreement and nothing herein shall be construed to be inconsistent with this status.  Subject to the terms and conditions of this Agreement, Provider shall have the authority to select the means, methods and manner by which any Service is performed.

Section 8.02. Subcontractors.  Provider may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided that, (i) Provider shall use the same degree of care in selecting any subcontractors as it would if such subcontractor was being retained to provide similar services to Provider and (ii) Provider shall in all cases remain responsible for ensuring that obligations with respect to the standards of services set forth in this Agreement are satisfied with respect to any Service provided by a subcontractor hired or engaged by Provider.

Section 8.03. Force Majeure. (a) For purposes of this Section 8.03, “force majeure” means an event beyond the reasonable control of either party, which by its nature was not foreseen by such party, or, if it was foreseen, was not reasonably avoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, threat, declaration, continuation, escalation or acts of war (declared or undeclared) or acts of terrorism, failure or shortage of energy sources, raw materials or components, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, and acts, omissions or delays in acting by any Governmental Authority or the other party.

(b)      Without limiting the generality of Section 5.02, neither party shall be under any liability for failure to fulfill any obligation to provide Services under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure; provided that (i) such party shall have used commercially reasonable efforts to minimize to the extent practicable the effect of force majeure on its obligations hereunder and (ii) nothing in this Section 8.03 shall be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected party, are contrary to its interests.  It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected party.  The party affected by the force majeure event shall notify the other party of that fact as soon as practicable.

Section 8.04. Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

Section 8.05. Notices.  Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

If to Murphy Oil to:

Murphy Oil Corporation
200 Peach Street
P.O. Box 7000
El Dorado, Arkansas 71731
Attn: General Counsel
Facsimile: 870-864-6489

If to Murphy USA to:

Murphy USA Inc.
200 Peach Street
P.O. Box 7300
El Dorado, Arkansas 71731
Attn: General Counsel
Facsimile: 870-881-6893

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto; provided that any notice of termination under Section 6.02 must be signed by the applicable department head of the terminating party, or in the case of termination of more than one Service, the applicable department heads of the terminating party, for the relevant Service(s).  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Arkansas, without regard to the conflicts of law rules of such state.

Section 8.07.  Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Western District of Arkansas, El Dorado Division or any Arkansas State court sitting in El Dorado, Arkansas, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from the transaction of business in the State of Arkansas, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party at such party’s corporate headquarters.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.05 shall be deemed effective service of process on such party.

Section 8.08. Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 8.07, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.09. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.11. Amendments and Waivers.  (a)  Any provision of this Agreement (including the Schedules hereto) may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Murphy Oil and Murphy USA, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)      No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.   The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 8.12.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

Section 8.13.  Third Party Beneficiaries.  Except as set forth in Sections 5.02, 5.03 and 5.04, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.

Section 8.14.  Counterparts.  This Agreement may be executed in any  number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

Section 8.15.  Construction and Interpretation.  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.  Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

Section 8.16.  Conflict of Terms.  If the terms of this Agreement conflict with terms of the Separation and Distribution Agreement with respect to any matter, then the terms of this Agreement will control.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MURPHY OIL CORPORATION
By:	/s/ Walter K. Compton
	Name:	Walter K. Compton
	Title:	Senior Vice President and General Counsel

MURPHY USA INC.
By:	/s/ John A. Moore
	Name:	John A. Moore
	Title:	Senior Vice President, General Counsel and Secretary

(Signature Page to Transition Services Agreement)

Schedule A

Services

TRANSITION SERVICES AGREEMENT – MASTER SCHEDULE OF SERVICES

UNIT	AREA/CC NAME	SERVICES PROVIDED	TERMS
TAX	Tax compliance, audit & provisioning

Services MUR will provide to MUSA:

A1)     Federal and state income tax planning and research support
A2)     Income tax provisioning support (monthly and/or quarterly)
A3)     Post-filing income tax return reconciliations to accrual support ("true-ups")
A4)     Assistance with income tax estimated payments and tax compliance support for federal income and state income and franchise tax return filings (tax elections, tax return reviews, CorpTax software application usage, and tax depreciation knowledge transfer)
A5)     Any other incidental income tax support services currently conducted for MUSA and its subsidiaries by the MUR income tax personnel

Services MUSA will provide to MUR:

B1)     Periodic assistance in knowledge transfer and support related to Sales/Use and Ad Valorem tax matters involving MUR or upstream assets, processes and records
B2)     MUSA income tax personnel will provide interim tax compliance support on any pre-spin 2013 (as well as any post-spin 2013) federal consolidated or state income tax filings (where they have past experience or unique

1)    Services, whether by MUR or MUSA, will be provided during normal business hours of MUR and MUSA and may include overtime hour support, if necessary, to meet specific financial close or tax due date compliance deadlines

2)    MUR support to MUSA will be overseen by these key division personnel:
•      Income Tax Compliance (Mgr. Tax Compliance)
•      Income Tax Audits (Asst. Mgr. Audit and International Tax)
•      Income Tax Provisioning (Asst. Mgr. Financial Tax)
•      Excise/Sales/Ad Valorem Tax (Asst. Mgr. Excise and sales Tax)
•      Tax Research (Mgr. Research and Foreign Tax)

 3)   MUSA support to MUR will be overseen by the department head or employee designated most knowledgeable or most experienced regarding the subject:

•      Excise/Sales Tax Support
•      Ad Valorem Tax
•      Income Tax Compliance

individual knowledge) necessary for the remaining MUR income tax group to be tax compliant

AUDIT	Internal audit
Services MUR will provide to MUSA:

A1)   Consulting on historical audit activity as required

Services MUSA will provide to MUR:

B1)     Periodic assistance in knowledge transfer and support related to operated JV audit coordination activities
B2)     eriodic assistance in knowledge transfer and support related to non-operated JV audit activities including consulting on historical audit activity

1)    Services, whether by MUR or MUSA, will be provided during normal business hours of MUR and MUSA and may include overtime hour support, if necessary, to meet specific due date deadlines

2)    MUR support to MUSA will be overseen by these key division personnel:
•      Chief Audit Executive responsibilities to include Audit Committee communications, risk assessment and strategic direction (Director – Internal Audit)
•      Quality Assurance and TeamMate Administration (Designee of the Director of Internal Audit)

3)    MUSA support to MUR will be overseen by the department head or employee designated most knowledgeable or most experienced regarding the subject :
    •      Non-operated JV audits
    •      Operated JV audits

ERM	Enterprise Risk Management

Services MUR will provide to MUSA:

A1)     Operation of Middle Office for Corn Hedging Program
A2)     Completion and delivery of Annual Enterprise Risk Assessment
A3)     Risk Analysis services as requested by MUSA
A4)     Facilitation of Business Continuity Planning with head of MUSA program

1)    Services provided by MUR to MUSA will be itemized in a written statement of work to be performed

2)    MUR support to MUSA will be overseen by the Director of Enterprise Risk Management

3)    Improvements will be offered to MUSA; however, MUSA remains responsible for implementation of suggested improvements

EHS	Enterprise Health and Safety	Services MUR will provide to MUSA: A1) General EHS consulting as requested A2) EHS data support and analysis for any	1) Services, whether by MUR or MUSA, will be provided during normal business hours of MUR and MUSA transactions involving former MUR/MUSA Sites
A3)     Regulatory support as requested
A4)     Any other incidental EHS support services currently provided for MUSA by MUR EHS

Services MUSA will provide to MUR:

B1)     Periodic assistance in knowledge transfer and support related to EHS matters involving corporate or downstream assets, processes and records
B2)     Any EHS  filings (where MUSA EHS staff have past experience or unique individual knowledge) necessary for MUR legacy issues, as appropriate

2)    MUR support to MUSA will be overseen by the Director of Corporate EHS

3)    MUSA support to MUR will be overseen by these key division personnel: (a)EHS Manager with responsibility for any specific issue in question, including retail remediation and retail safety, and (b) Sr. Director, Midstream EHS

TREASURY	Treasury

MUR will provide to MUSA periodic assistance in knowledge transfer and support related to the following processes:

A1)    Cash disbursements
A2)    Cash receipts
A3)    Cash management
A4)    Bank account maintenance
A5)    Working capital management
A6)    Reporting

MUSA will provide to MUR periodic assistance in knowledge transfer and support related to the following processes:

B1)    Cash disbursements
B2)    Cash receipts
B3)    Cash management
B4)    Bank account maintenance
B5)    Working capital management
B6)    Reporting
1) Services, whether by MUR or MUSA, will be provided during normal business hours of MUR and MUSA and may include overtime hour support, if necessary, to meet specific due date deadlines

LAW	Legal

Services MUR will provide to MUSA:

A1)     Securities law consultation and assistance
A2)     Labor law/EEOC consultation and assistance
A3)     Clerical assistance
A4)     Any other incidental legal support services currently conducted for MUSA by MUR legal personnel

Services MUSA will provide to MUR:

B1)      Assistance with disposition of UK downstream assets (Murphy Petroleum)
B2)      Assistance with Lobbying Reporting/Corporate PAC/Governmental Affairs issues
B3)      Garnishment/Child Support
B4)      Clerical assistance
B5)      Any other incidental legal support services currently conducted for MUR by MUSA legal personnel

1)    Services, whether by MUR or MUSA, will be provided during normal business hours of MUR and MUSA and may include overtime hour support, if necessary, to meet specific due date compliance deadlines

2)    MUR support to MUSA will be overseen by these key division personnel:
•  Securities law (Sr. Attorney with knowledge)
•  Labor/EEOC (Mgr. Law and Sr. Attorney with knowledge)
•  Clerical assistance (staff)

3)    MUSA support to MUR will be overseen by these key division personnel:
•  UK Downstream  (Associate General Counsel)
•  Lobbying/PAC/Governmental Affairs (Associate General Counsel)
•  Garnishment/Child Support (staff)
•   Clerical assistance (staff)

FINANCE	Controller / Finance

Services MUR will provide to MUSA:

A1)     Knowledge sharing for Hyperion, JDE, and APX systems and subsystems as requested
A2)     Knowledge sharing for SEC reporting, 10-Q and 10-K prep, XBRL services, printing and administration of SEC reporting and all related ancillary services such as annual report printing
A3)     Assistance with reconciliation of information between accounting systems to ensure that both Company's systems are working properly from a financial reporting perspective

1)    Services, whether by MUR or MUSA, will be provided during normal business hours of MUR and MUSA and may include overtime hour support, if necessary, to meet specific financial close or tax due date compliance deadlines

2)    MUR support to MUSA will be overseen by key division personnel designated most knowledgeable or experienced regarding the following subjects:
•  Hyperion support and guidance
•  JDE support and guidance
•  APX system support and guidance
•  SEC reporting, 10-Q and 10-K prep,

A4)     Assistance in developing unclaimed property reporting for MUSA
A5)     Assistance with Sarbanes Oxley testing and results as requested for pre transaction periods as well as allowing access to records for MUSA SOX testing post transaction as requested
A6)     Provide employee time regarding Ethanol plant activities for transition of responsibilities.

Services MUSA will provide to MUR:

B1)      Knowledge sharing for Hyperion, JDE, and APX systems and related subsystems as requested
B2)      Audit support and access to historical data for any systems controlled by MUSA post transaction (i.e., Solarc, PDI, Reconnet, etc.)
B3)      Assistance with reconciliation of information between accounting systems to ensure that both Company's systems are working properly from a financial reporting perspective
B4)      Assistance with Sarbanes Oxley testing and results as requested for pre transaction periods as well as allowing access to records for Murphy SOX testing post transaction as requested
B5)      MUSA station banking group to assist with establishing a new bank account reconciliation function within Murphy Controller's department post spin printing and admin of SEC reporting and other services
•  Reconciliation services between MUR and MUSA
•  XBRL services
•  Unclaimed Property
•  Sarbanes Oxley testing and results / TSA related testing between companies

3)    MUSA support to MUR will be overseen by the department head or employee designated most knowledgeable or experienced regarding the subject:
•   Hyperion support and guidance
•  JDE support and guidance
•  APX system support and guidance
•  Solarc, PDI, Great Plains and Reconnet along with any other downstream accounting systems
•  Reconciliation services between MUSA and MUR
•  Sarbanes Oxley testing and results
•  Station banking to assist with setup of reconciliation process for bank accounts

CORPORATE IT	Backup and Regulatory Audit Requests

Services MUR will provide to MUSA:

Restoration of files from backup tapes held by MUR. The availability of the requested files will be subject to MUR's normal tape retention policy

Both MUR and MUSA will provide, when requested, data, reports or information related to any IT regulatory compliance audits

1)    Services will be provided during MUR's normal business hours except in the event of a Declared Emergency. A Declared Emergency is defined as an event mutually identified by the designated MUR and MUSA management in which critical business systems are inoperative, impaired or otherwise unavailable for immediately essential business activity

2)    Best efforts will be made to respond to a Declared Emergency, as defined above, within two hours of the request.  Best efforts will be made to respond to all other requests for services within one business day of the request. No other SLA will be required or provided

3)    Support services will be overseen by the MUR Director Global IT Operations

4)    Services regarding regulatory compliance audit requests will be managed by each company’s respective head of IT

5)    Both parties will use diligent good faith efforts to respond to any regulatory compliance audit requests within five (5) business days, but there is no further SLA provided or required

CORPORATE IT	Oracle Hyperion

MUR and MUSA will provide services to each other requiring expert knowledge of the Oracle Hyperion system provided and to the extent that such knowledge exists within the requested IT organization at the time of the requested service. Services will include, but not be limited to, consultation, problem resolution and knowledge transfer. Services will not include ongoing routine system administration, maintenance, support, or development

1)    Services will be provided during MUR's normal business hours except in the event of a Declared Emergency, as defined above

2)    Best efforts will be made to respond to a Declared Emergency within two hours of the request. Best efforts will be made to respond to all other requests for services within one business day of the request. No other SLA will be required or provided

3) Support services will be overseen by the MUR Director System Support and MUSA Manager
CORPORATE IT	Network

MUR will provide to MUSA services requiring expert knowledge of routers, switches and other network devices and systems provided and to the extent that such knowledge exists within the MUR IT organization at the time of the requested service. Services will include, but not be limited to, consultation, problem resolution and knowledge transfer. Services will not include ongoing routine system administration, maintenance, support, or development

1)    Services will be provided during MUR's normal business hours except in the event of a Declared Emergency, as defined above

2)    Best efforts will be made to respond to a Declared Emergency within two hours of the request. Best efforts will be made to respond to all other requests for services within one business day of the request. No other SLA will be required or provided

3)    Support services will be overseen by the MUR Director Global IT Operations

CORPORATE IT	COBOL

MUSA will provide to MUR support services requiring expert knowledge of the in-house developed HR/payroll related systems provided and to the extent that such knowledge exists within the MUSA IT organization at the time of the requested service. Services will include, but not be limited to, consultation, problem resolution and knowledge transfer. Services will not include ongoing routine system administration, maintenance, support, or development

1)    Services will be provided during MUR's normal business hours except in the event of a Declared Emergency, as defined above

2)    Best efforts will be made to respond to a Declared Emergency within two hours of the request. Best efforts will be made to respond to all other requests for services within one business day of the request. No other SLA will be required or provided

3)    Support services will be overseen by a MUSA IT Manager

CORPORATE IT	JD Edwards

MUR will provide to MUSA services requiring expert knowledge of the Oracle JD Edwards system provided and to the extent that such knowledge exists within the MUR IT organization at the time of the requested service. Services will include, but not be limited to, consultation, problem resolution and knowledge transfer. Services will not

1)    Services will be provided during MUR's normal business hours except in the event of a Declared Emergency, as defined above

2)    Best efforts will be made to respond to a Declared Emergency within two hours of the request. Best efforts will be made to

		include ongoing routine system administration, maintenance, support, or development	respond to all other requests for services within one business day of the request. No other SLA will be required or provided 3) Support services will be overseen by the MUR Director Systems Support
CORPORATE IT	Vault

MUR will provide MUSA services requiring expert knowledge of the EMC Vault system provided and to the extent that such knowledge exists within the MUR IT organization at the time of the requested service. Services will include, but not be limited to, consultation, problem resolution and knowledge transfer. Services will not include ongoing routine system administration, maintenance, support, or development

1)    Services will be provided during MUR's normal business hours except in the event of a Declared Emergency, as defined above

2)    Best efforts will be made to respond to a Declared Emergency within two hours of the request. Best efforts will be made to respond to all other requests for services within one business day of the request. No other SLA will be required or provided

3)    Support services will be overseen by the MUR Director Global IT Operations

CORPORATE IT	Documentum

MUSA will provide to MUR support services requiring expert knowledge of the EMC Documentum/APX system provided and to the extent that the knowledge exists within the MUSA IT organization at the time of the requested service. Services will include, but not be limited to, consultation, problem resolution and knowledge transfer. Services will not include ongoing routine system administration, maintenance, support, or development

1)    Services will be provided during MUR's normal business hours except in the event of a Declared Emergency, as defined above

2)    Best efforts will be made to respond to a Declared Emergency within two hours of the request. Best efforts will be made to respond to all other requests for services within one business day of the request. No other SLA will be required or provided

3)    Support services will be overseen by a MUSA IT manager

CORPORATE IT	Lotus Notes

MUR will provide to MUSA services requiring expert knowledge of the IBM Lotus Notes system provided and to the extent that Such knowledge exists within the MUR IT organization at the time of the requested service. Services will include, but not be limited to, consultation, problem resolution and knowledge transfer. Services will not include ongoing routine system administration, maintenance, support, or development

1)    Services will be provided during MUR's normal business hours except in the event of a Declared Emergency, as defined above

2)    Best efforts will be made to respond to a Declared Emergency, within two hours of the request. Best efforts will be made to respond to all other requests for services within one business day of the request. No other SLA will be required or provided

3)    Support services will be overseen by the MUR Director Global IT Operations

ADMIN & FACILITIES	Administrative Services

The MUR Administrative Services group will function as it does prior to the  transaction, Details regarding Administrative Services are further set forth in the Lease Agreement regarding the building located at 200 Peach Street, El Dorado, AR

These services will be coordinated by MUR’s Director of Administrative Services and MUSA’s General Counsel
CREDIT	Credit

MUR and MUSA will each provide the other with the following services:

A1)     Financial analysis of current and new customers
A2)     Manage and handle negotiations of guarantees
A3)     Miscellaneous functions related to evaluating credit, risk mitigation, and   exposures for the other entity.

1)    Services, whether by MUR or MUSA, will be provided during normal business hours of MUR and MUSA and may include overtime hour support, if necessary

2)    Financial analysis and risk mitigation support will be managed by each company’s Manager and Supervisor of Credit

3)    Guarantee execution and negotiation support will be managed by each company’s Sr. Credit Assistant

4)    Administrative and collections support will be managed by each company’s Credit Analysts and Credit Assistants.

PAYROLL	Payroll	MUR will administer payroll for MUSA in	1) Services will be provided during normal

Administration

the same manner as immediately prior to the transaction.  These services include, but are not limited to:

A1)     Banking Authorization
A2)     Deductions Tracking and Reporting
A3)     Deductions Not Taken Calculations and Tracking
A4)     Earnings Tracking and Management
A5)     Processing Imputed Income for Payroll
A6)     Disability Income Processing
A7)     Retro Pay Processing
A8)     Payroll Processing
A9)     Management of (Money Network) Pay Cards
A10)   Checks and Advices Creating and Mailing
A11)   Interim Check Processing
A12)   Accounting (e.g., Vacation Liability Calculation, General Ledger Interface Reconciliation)
A13)   Tax Filing
A14)   Year End Processing
A15)   Employee Support
A16)   Reporting
A17)   Garnishments Processing
A18)   Support outsourcing of the current MUSA payroll administration function in a consulting role by sharing knowledge on the current state scope, processes, and technology business hours of MUR and MUSA and may include overtime hour support, if necessary, to meet specific due date deadlines

NOTE:  Printers will be ordered by MUR for the service recipient, which cannot be returned. These charges may be invoiced if service is terminated early.

HUMAN RESOURCES	Benefits Administration

Services MUR will provide to MUSA:

A1)     Assistance with benefits administration for all Employee Benefit programs that are currently offered to retail employees prior to the transaction date.  Includes all duplicated or newly created programs established as of the effective date of the transaction
A2)     Assistance with processing of benefit enrollments, changes, etc.
A3)     Assistance with payroll processing as it relates to benefit deductions, etc., including reconciling and processing vendor payments
A4)     Assistance with processing employee deductions and vendor premium payments and forwarding to various vendors
A5)     Assistance with FMLA and other sick leave administration
A6)     Assistance with employee questions
A7)     Assistance with annual renewals of employee benefit programs
A8)     Assistance with COBRA administration (initial notices and continuation benefits)
A9)     Assistance with compliance requirements such as 5500    reports, PBGC, ERISA, etc.
A10)   Assistance with annual census data
A11)   Assistance with developing and providing employee communications as requested for compliance purposes or as needed to communicate benefit plans
A12)   Assistance with year-end bonus, LTI and STI calculations
A13)   Assistance with 2014 AAP/EEO-1/Vets 100 reports.
A14)   Assistance with training of new benefits staff as needed
A15)   Assistance with Health Care Reform issues
1) Services, whether by MUR or MUSA, will be provided during normal business hours of MUR and MUSA and may include overtime hour support, if necessary

A16)   Advisory services on policies and programs, if required
A17)   Support outsourcing of the current MUSA benefit administration function in a consulting role by sharing knowledge on the current state scope, processes, and technology

Out of Scope Services MUR will not provide to MUSA:

AY)    Assistance with new benefit programs created after the transaction date, except as may be required due to national health care reform
AZ)    Assistance with modifying or changing existing programs after the transaction date, except as may be required due to national health care reform

Services MUSA will provide to MUR:

B1)     Providing access to employee data as needed
B2)     Providing access to Benefits Staff transferred to MUSA to allow for orderly transition on both sides
B3)     Advisory services on policies and programs, if requested

INSURANCE	Corporate Insurance

Services MUR will provide to MUSA:

A1)    Assistance training personnel as requested
A2)    Policy renewal support
A3)    Assistance with contract review as requested
A4)    Assistance with administering claims as requested

Services MUSA will provide to MUR:

B1)     Assistance with training of replacement personnel as   requested
B2)     Policy renewal support

 1)   Services, whether by MUR or MUSA, will be provided during normal business hours of MUR and MUSA and may include overtime hour support, if necessary, to meet specific deadlines

 2)   MUR support to MUSA will be overseen by these key personnel:
• Assistance with training of replacement personnel as requested (Claims Mgr.)
• Policy renewal support (Director Corporate Insurance)
• Assistance with contract review (Director Corporate Insurance)
• Assistance with administering claims as

B3) Assistance with contract review B4) Assistance with administering claims as requested B5) Administrative support as requested needed (Claims Mgr.)

 3)   MUSA support to MUR will be overseen by these key personnel:
•  Assistance with training of replacement personnel as needed (Insurance Asst.)
•  Policy renewal support (Mgr. Insurance)
•  Assistance with contract review (Claims Asst.)
•  Assistance with administering claims as needed (Sr. Insurance Analyst)
•  Administrative support as needed (Insurance Asst.)

NOTE: Lease of a satellite claims office (SCO) expires December 31, 2013.  The SCO houses both MUR and MUSA employees.  If requested by either MUR OR MUSA, the SCO lease will be extended to December 31, 2014 at a similar rate.  Afterwards, if either MUR or MUSA request, the SCO lease will be extended on a monthly basis.  At the end of the SCO lease, any/all files, furniture, and equipment at that location will be the property of MUSA

Lease and office equipment/supplies cost for the SCO will be invoiced monthly and should be settled within 30 days of the invoice date.  There will be one monthly invoice from each company to the other.  Costs for the SCO will be allocated 40% to MUR and 60% to MUSA

Schedule B

Liaisons

Murphy Oil: John Eckart

Murphy USA: Donald Smith